                                                                    EXHIBIT 12.1

                 Computation of Ratios of Combined Earnings and
                      Preferred Stock Dividends to Earnings
                             (dollars in thousands)

                                               Fiscal Year     Fiscal Year     Nine Months     Nine Months     Fiscal Year
                                                  Ended           Ended           Ended           Ended           Ended
                                                 Mar. 29,        Mar. 28,        Dec. 27,        Jan. 2,         Jan. 2,
                                                   1997            1998            1997            1999           1999
Interest expense (1)                              $1,830          $3,345          $1,108          $8,177        $10,614

Estimated interest portion of rent expense            55              66              48              74            110
                                                 -------         -------         -------        ---------      ---------

Fixed charges                                      1,855           3,411           1,157           8,251         10,723

Income (loss) before income taxes                  3,710           9,221           8,980          (1,561)        (4,719)
                                                 -------         -------         -------        ---------      ---------

Earnings                                           5,595          12,632          10,137           6,690          6,004

Preferred stock dividend requirements(2)               0               0               0            (215)          (567)

Combined earnings and preferred stock
  dividends                                        5,595          12,632          10,137           6,475          5,437

Ratio of combined earnings and preferred
  stock dividends to earnings                       2.97            3.70            8.76            0.78           0.51

Earnings insufficiency                               n/a             n/a             n/a          (1,776)        (5,286)


                                            Fiscal Year     Fiscal Year
                                               Ended           Ended
                                              Jan. 1,         Dec. 30,
                                                2000            2000

Interest expense (1)                          $10,414           $10,612

Estimated interest portion of rent expense         91               120
                                              -------           -------

Fixed charges                                  10,505            10,732

Income (loss) before income taxes              (1,320)           (3,357)
                                              -------           -------

Earnings                                        9,185             7,375

Preferred stock dividend requirements(2)         (215)             (578)

Combined earnings and preferred stock
  dividends                                     8,970             6,797

Ratio of combined earnings and preferred
  stock dividends to earnings                    0.85              0.63

Earnings insufficiency                         (1,535)           (3,935)

---------------------
(1)  Including amortization of deferred financing costs.

(2)  After tax.